Exhibit 4.2

LENDER ACCESSION AGREEMENT

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	MERRILL LYNCH INTERNATIONAL BANK LIMITED

 May 2007

Vodafone Group Plc – U.S.$5,525,000,000 Revolving Credit Agreement
dated 24 June 2004 (as amended and restated on 24 June 2005) (the “Credit Agreement”)

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 2.7 (Additional Lenders).

We, Merrill Lynch International Bank Limited agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Lender in accordance with Clause 2.7 (Additional Lenders) with effect on and from 8 May 2007.

Our Revolving Credit Commitment is U.S.$200,000,000.

We confirm to each Finance Party that we:

(a)	have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)	will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.

The Facility Office and address for notices of the Additional Lender for the purposes of Clause 32.2 (Addresses for notices) is:

Merrill Lynch International Bank Limited
Treasury Building
Lower Grand Canal Street
Dublin 2

This Agreement is governed by English law.

MERRILL LYNCH INTERNATIONAL BANK LIMITED

By:

Lee Halla
Authorised Signatory

THE ROYAL BANK OF SCOTLAND PLC

By:

Mary Dargan
Authorised Signatory

VODAFONE GROUP PLC

By: